OPERATING AGREEMENT

of

LEGACY TEAK, LLC

A Wyoming limited liability company

This Operating Agreement is made and entered into effective as of October 8, 2018 by and among Michael Cobb (the “Manager”) and the several persons whose names and addresses are set forth in Exhibit “1” attached hereto and incorporated herein by reference, and whose signatures appear on the counterpart signature pages attached hereto, and any other Person who shall hereafter execute this Agreement as a Member of Legacy Teak, LLC, pursuant to and in accordance with Wyoming Limited Liability Company Act, as amended from time to time.

W I T N E S S E T H

WHEREAS the parties hereto, wishing to form and become members of a limited liability company called Legacy Teak, LLC under and pursuant to the laws of the State of Wyoming, have caused the initial Articles of Organization of the Company to be executed and filed with the Wyoming Secretary of State; and

WHEREAS the parties agree that their respective rights, powers, duties and obligations as members of the Company, and the management, operations and activities of the Company, shall be governed by this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1DEFINITIONS

Section 1.1Certain Definitions.  Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this Section 1:

1.1.1“Act” means the Wyoming Limited Liability Company Act, as from time to time in effect in the State of Wyoming, or any corresponding provision or provisions of any succeeding or successor law of such State; provided, however, that in the event that any amendment to the Act, or any succeeding or successor law, is applicable to the Company only if the Company has elected to be governed by the Act as so amended or by such succeeding or successor law, as the case may be, the term “Act” shall refer to the Act as so amended or to such succeeding or successor law only after the appropriate election by the Company, if made, has become effective.

1.1.2“Affiliate” of a Member or Manager means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member or a Manager, as applicable.  The term “control,” as used in the immediately preceding sentence, means with respect to a corporation, limited liability company, limited life company or limited duration company (collectively,

“limited liability company”), the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, estate, association or other entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

1.1.3“Agreement” means this Operating Agreement, as originally executed and as amended, modified or supplemented from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

1.1.4“Articles of Organization” means the Articles of Organization of the Company, as originally filed on October 8, 2018 and as amended, modified or supplemented from time to time thereafter.

1.1.5 “Assignee” means any transferee of a Member’s Interest who has not been admitted as a Member of the Company in accordance with Section 9.4.

1.1.6“Bankruptcy” means, with respect to a Member: (i) such Member makes an assignment for the benefit of creditors; (ii) such Member files a voluntary petition in bankruptcy; (iii) such Member is adjudged as bankrupt or insolvent, or has entered against him or it an order for relief, in any bankruptcy or insolvency proceeding; (iv) such Member files a petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) such Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him or it in any proceeding of a nature described in this subsection 1.1.5; (vi) such Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of his or its properties; or (vii) 120 days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without the Member’s consent or acquiescence of a trustee, receiver or liquidator of the Member or of all or any substantial part of his or its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

1.1.7 “Capital Account” means an account established and maintained (in accordance with, and intended to comply with, Income Tax Regulations Section 1.704-1(b) for each Member pursuant to Section 5.2 hereof.

1.1.8“Capital Contributions” means the contributions made by the Members to the Company pursuant to Sections 6.1 or 6.4 hereof and, in the case of all the Members, the aggregate of all such Capital Contributions.

1.1.9“Class A Member(s)” means the holder(s) of Class A Interests.

1.1.10“Class B Member(s)” means the holder(s) of Class B Interests.

1.1.11“Class A Interest” means an Interest which is held by a Class A Member, identified as such in Exhibits “1.”  The minimum purchase requirement for subscriptions to Class A Interests is Four (4) interests at $6,880.00 per interest totaling $27,520.00. The Manager reserves the right in their sole discretion to accept amounts less than the minimum purchase and amounts exceeding the maximum purchase.

1.1.12“Class B Interest” means an Interest that is held by a Class B Member, identified as such in Exhibits “1.”

1.1.13“Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of any succeeding law and, to the extent applicable, the Income Tax Regulations.

1.1.14“Company” means Legacy Teak, LLC, a Wyoming limited liability company.

1.1.15"Gran Pacifica" means Gran Pacifica Resorts, S.A., a Nicaraguan company.

1.1.16“Income Tax Regulations” means, unless the context clearly indicates otherwise, the regulations in force as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code, and any successor regulations.

1.1.17“Interest” or “Membership Interest” means a Member’s rights in the Company, collectively, including the Member’s economic interests, any right to vote or participate in management, and any right to information concerning the business and affairs of the Company.

1.1.18“Investor” means a Member who acquired Class A Membership Interests pursuant to an offering of Company’s securities through a Private Placement Memorandum.

1.1.19 “IRA” means Individual Retirement Account.

1.1.20 “Manager” means the Person who is elected as a Manager of the Company pursuant to Section 4.6 of this Agreement.  The initial Manager shall be Michael Cobb.

1.1.21“Member” means any Person who (i) is one of the original Members of the Company which are parties to this Agreement and listed as such in Exhibit “1”, or (ii) has been admitted to the Company as a Member in accordance with the Act and this Agreement, and (iii) has not ceased to be a Member for any reason.

1.1.22“Net Cash Flow” means, with respect to any fiscal period, the excess of operating revenues, investment income, income from Affiliates, and other receipts over operating expenses and other expenditures for such fiscal period, including but not limited to principal and interest payments on indebtedness of the Company, other sums paid to lenders, and cash expenditures incurred incident to the normal operation of the Company’s business, decreased by (i) any amounts added to Reserves during such fiscal period, and increased by (ii) the amount (if any) of all allowances for cost recovery, amortization or depreciation with respect to property of the Company for such fiscal period, and (iii) any amounts withdrawn from Reserves during such fiscal period.

1.1.23"Parcel" means the individual real property interests in a working teak plantation located on Gran Pacifica Resorts and sold by Gran Pacifica in parcels of .1 hectare at $6,880 per .1 hectare.

1.1.24“Percentage Interest” means the allocable interest of each Member in the income, gain, loss, deduction or credit of the Company, as set forth in Exhibit “2” attached hereto and incorporated herein by reference, subject to the Preferred Allocation schedule contained in Exhibit “4.”

1.1.25“Person” means a natural person or any partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, limited life company, limited duration company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity or any other entity.

1.1.26 “Reserves” means the reasonable reserves established and maintained from time to time by the Manager, in amounts reasonably considered adequate and sufficient from time to time by the Manager to pay Investor distributions, taxes, fees, insurances or other costs and expenses incident to the Company’s business.

1.1.27“Sponsor” means Michael Cobb.

1.1.28“Tax Matters Member” has the meaning set forth in subsection 7.4.3 hereof.

1.1.29“Vote” includes written consent.

Section 1.2Forms of Pronouns; Number; Construction.  Unless the context otherwise requires, as used in this Agreement, the singular number includes the plural and the plural number may include the singular. The use of any gender shall be applicable to all genders. Unless otherwise specified, references to Articles, Sections or subsections are to the Articles, Sections and subsections in this Agreement. Unless the context otherwise requires, the term “including” shall mean “including, without limitation.”

ARTICLE 2ORGANIZATION

Section 2.1Formation.  The Members have formed the Company as a limited liability company under and pursuant to the provisions of the Act.  The Members hereby agree that the Company shall be governed by the terms and conditions of this Agreement.

Section 2.2Name and Office.  The name of the Company shall be Legacy Teak, LLC.  All business of the Company shall be conducted under such name and title, and all property, real, personal, or mixed, owned by or leased by the Company shall be held in such name or in the name of a wholly owned subsidiary, which may be created for asset protection purposes to protect investor funds.  The principal place of business and office of the Company shall be located at 30 N Gould Street, STE R, Sheridan, WY 82801. The Company may have such other offices and places of business as the Manager may from time to time designate.

Section 0.1Registered Agent.  The Company may have such offices and places of business as the Manager may from time to time designate.  The name and address of the Company’s registered agent shall be as set forth in the Company’s Articles of Organization until such time as the registered office is changed by the Manager in accordance with the Act.

Section 2.2Purpose of the Company. The Company is organized for the following objects and purposes:

“to acquire ownership interests in a working teak plantation located on the Gran Pacifica Beach and Golf Resort in Nicaragua to operate for cultivation, harvest and sale of teak wood.”

It is understood that the foregoing statement of purposes shall not serve as a limitation on the powers or abilities of the Company, which shall be permitted to engage in any and all lawful business activities as shall be permitted under the laws of the State of Wyoming and any other State the Manager deems in the best interest of the Company.

Section 2.3Filings.  The Manager has caused, or shall promptly cause, the execution and delivery of such documents and performance of such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification and operation of a limited liability company under the laws of each jurisdiction in which the Company shall conduct business.

Section 2.4Effective Date; Term.  This Agreement shall be effective as of the date set forth in the preamble of this Agreement.  The term of the Company commenced, and the Company commenced its business, on the date on which the Articles of Organization were filed with the Wyoming Secretary of State and shall continue in perpetuity, unless sooner terminated pursuant to the provisions hereof.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Articles of Organization.

ARTICLE 3MEMBERS; LIMITED LIABILITY OF MEMBERS

Section 3.1Members.  Each of the parties to this Agreement (other than the initial Manager), and each Person admitted as a Member of the Company pursuant to the Act and Section 9.4 of this Agreement, shall be Members of the Company until they cease to be Members in accordance with the provisions of the Act, the Articles of Organization, or this Agreement. Upon the admission of any new Member, Exhibit “1” attached hereto shall be amended accordingly.

Section 3.2Limited Liability.   Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

Section 3.3Certificates Evidencing Interests. The Company may issue to every Member of the Company a certificate signed by any Manager of the Company specifying the Interest of such Member, which signature may be a facsimile.  If a certificate for registered interests is worn out or lost it may be renewed on production of the worn-out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a resolution of the Manager.

Section 3.4Classes of Members.

The Company shall have two (2) classes of Members: Class A Members and Class B Members.  Each such class of members shall have the rights, powers, duties, obligations, preferences and privileges set forth in this Agreement.  The names of the Members shall be set forth in Exhibit “1” attached hereto and incorporated herein by reference, as amended from time to time.  Any person may simultaneously hold more than one class of membership.

Section 3.5Voting Rights.

3.5.1Except as may otherwise be provided in this Agreement or the Act or the Articles of Organization, the Class A Members hereby waives his, her, or its right to vote on any matters, other than those set in Section 3.5.2 and Section 3.5.3 below.  All other decisions will rest with the Manager, and, to the extent a vote is required to hire or replace a Manager, such vote shall be made by the Class B Members.

3.5.2Subject to the Act and the Articles of Organization, the affirmative vote of Members holding not less than a majority of the Percentage Interests of each class voting as a class represented and voting at a duly held meeting at which a quorum of each class is present (which Members voting affirmatively shall constitute at least a majority of the required quorum) shall be required to:

(a)approve any loan to any Manager or any guarantee of a Manager's obligations;

(b)change the Preferred Allocation schedule contained in Exhibit “4.”

3.5.3.Subject to the Act and the Articles of Organization, the affirmative vote of Members holding not less than a majority of the Percentage Interests of the Company as a whole voting at a duly held meeting at which a quorum of each class is present shall be required to remove the Manager for cause  pursuant to Section 4.6.2. below;

3.5.4Unless a record date for voting purposes has been fixed as provided in Section 3.11 of this Agreement, only Persons whose names are listed as Members on the records of the Company at the close of business on the business day immediately preceding the day on which notice of the meeting is given or, if such notice is waived, at the close of business on the business day immediately preceding the day on which the meeting of Members is held (except that the record date for Members entitled to give consent to action without a meeting shall be determined in accordance with Section 3.11) shall be entitled to receive notice of and to vote at such meeting, and such day shall be the record date for such meeting.  Any Member entitled to vote on any matter may cast part of the votes in favor of the proposal and refrain from exercising the remaining votes or vote against the proposal (other than for election or removal of a Manager), but if the Member fails to specify the Interests such Member is voting affirmatively, it will be conclusively presumed that the Member's approving vote is with respect to all votes such Member is entitled to cast. Such vote may be a voice vote or by ballot; provided, however, that all votes for election or removal of a Manager must be by ballot upon demand made by a Member at any meeting at which such election or removal is to be considered and before the voting begins.

3.5.6Without limiting the preceding provisions of this Section 3.5, no Person shall be entitled to exercise any voting rights as a Member until such Person (i) shall have been admitted as a Member pursuant to Section 9.4, and (ii) shall have paid the Capital Contribution of such Person in accordance with Section 6.1.

Section 3.6Place of Meetings.  All meetings of the Members shall be held at any place within or without the State of Wyoming that may be designated by the Manager. In the absence of such designation, Members’ meetings shall be held at the principal executive office of the Company.

Section 3.7Meetings of Members.  Meetings of the Members for the purpose of taking any action permitted to be taken by the Members may be called by the Manager, or by Members entitled to cast not less than seventy-five percent (75%) of the votes at the meeting. Upon request in writing that a meeting of Members be called for any proper purpose, the Manager forthwith shall cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than ten (10) nor more than sixty (60) days after receipt of the request. Except in special cases where other express provision is made by statute, written notice of such meetings shall be given to each Member entitled to vote not less than ten (10) nor more than sixty (60) days before the meeting. Such notices shall state:

3.7.1The place, date and hour of the meeting; and

3.7.2Those matters which the Manager, at the time of the mailing of the notice, intends to present for action by the Members.

Section 3.8Quorum.  The presence at any meeting in person or by proxy of Members holding not less than a majority of the Interests of the class or classes entitled to vote at such meeting shall constitute a quorum for the transaction of business. The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the votes required to constitute a quorum.

Section 3.9Waiver of Notice. The actions of any meeting of Members, however called and noticed, and wherever held, shall be as valid as if taken at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each person entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting, or an approval of the minutes thereof. The waiver of notice, consent or approval need not specify either the business to be transacted or the purpose of any regular or special meeting of Members, except that if action is taken or proposed to be taken for approval of any of those matters specified in subsections 3.5.2 – 3.5.3 of this Agreement, the waiver of notice, consent or approval shall state the general nature of such proposal.  All such waivers, consents or approvals shall be filed with the Company’s records and made a part of the minutes of the meeting.  Attendance of a Member at a meeting shall also constitute a waiver of notice of and presence at such meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice but not so included, if such objection is expressly made at the meeting.

Section 3.10Action by Members Without a Meeting.  The Manager may be elected or removed without a meeting by a consent in writing, setting forth the action so taken, signed by Members having not less than the minimum number of votes that would be necessary to elect or remove such Manager in accordance with Section 4.6; in addition, a Manager may be elected at any time to fill a vacancy by a written consent signed by Class B Members having not less than the minimum number of votes that would be necessary to elect such Manager in accordance with Section 4.6. Notice of such election shall be promptly given to non-consenting Members.

Any other action which, under any provision of the Act or the Articles of Organization or this Agreement, may be taken at a meeting of the Members, may be taken without a meeting, and without notice except as hereinafter set forth, if a consent in writing, setting forth the action so taken, is signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. All such consents shall be filed with the secretary of the Company and shall be maintained in the Company’s records. Unless the consents of all Members entitled to vote have been solicited in writing, then (i) notice of any proposed Member approval of any of the matters set forth in subsection 3.5.2 without a meeting by less than unanimous written consent shall be given to those Members entitled to vote who have not consented in writing at least five (5) days before the consummation of the action authorized by such approval, and (ii) prompt notice shall be given of the taking of any other action approved by Members without a meeting by less than unanimous written consent to those Members entitled to vote who have not consented in writing.

Any Member giving a written consent, or the Member’s proxy-holders, or a personal representative of the Member or their respective proxy-holders, may revoke the consent by a writing received by the secretary prior to the time that written consents of the number of votes required to authorize the proposed action have been filed with the secretary, but may not do so thereafter.  Such revocation is effective upon its receipt by the secretary or, if there shall be no person then holding such office, upon its receipt by any other officer or Manager of the Company.

Section 3.11Record Date. The Manager or, if there is no Manager then in office, the Members may fix a time in the future as a record date for the determination of the Members entitled to notice of and to vote at any meeting of Members or entitled to give consent to action by the Company in writing without a meeting, to receive any report, to receive any dividend or distribution, or any allotment of rights, or to exercise rights with respect to any change, conversion or exchange of interests. The record date so fixed shall be not more than sixty (60) days nor less than ten (10) days prior to the date of any meeting, nor more than sixty (60) days prior to any other event for the purposes of which it is fixed. When a record date is so fixed, only Members of record at the close of business on that date are entitled to notice of and to vote at any such meeting, to give consent without a meeting, to receive any report, to receive a dividend, distribution, or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any interests on the books of the Company after the record date, except as otherwise provided by statute or in the Articles of Organization or this Agreement.

If the Manager or the Members, as the case may be, do not so fix a record date, then (i) the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the business day immediately preceding the day on which notice is given or, if notice is waived, at the close of business on the business day immediately preceding the day on which the meeting is held, and (ii) the record date for determining Members entitled to give consent to Company action in writing without a meeting shall be the day on which the first written consent is given

Section 3.12Members May Participate in Other Activities.  Each Member of the Company, either individually or with others, shall have the right to participate in other business ventures of every kind, whether or not such other business ventures compete with the Company. No Member, acting in the capacity of a Member, shall be obligated to offer to the Company or to the other Members any opportunity to participate in any such other business venture.  Neither the Company nor the other Members shall have any right to any income or profit derived from any such other business venture of a Member or affiliate entity.

Section 3.13Members Are Not Agents.  Pursuant to Section 4.1 of this Agreement, the management of the Company is vested in the Manager.  The Members shall have no power to participate in the management of the Company except as expressly authorized by the Act, this Agreement or the Articles of Organization.  No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Manager, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

Section 3.14Transactions of Members with the Company. Subject to any limitations set forth in this Agreement and with the prior approval of the Manager, a Member may lend money to and transact other business with the Company.  Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

ARTICLE 4MANAGEMENT OF THE COMPANY

Section 0.1Management and Operations.  Subject to the provisions of the Act and any limitations in the Articles of Organization and this Agreement as to action required to be authorized or approved by the Members, the business and affairs of the Company shall be managed and all its powers shall be exercised by or under the direction of one or more managers.

0.1.1Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Manager shall have the following powers:

(a)to conduct, manage and control the business and affairs of the Company and to make such rules and regulations therefore not inconsistent with law or with the Articles of Organization or with this Agreement, as the Manager shall deem to be in the best interests of the Company;

(b)to appoint and remove at pleasure the officers, agents and employees of the Company, prescribe their duties and fix their compensation;

(c)to borrow money and incur indebtedness for the purposes of the Company and to cause to be executed and delivered therefore, in the Company’s name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefore;

(d)to acquire and sell real and personal property, arrange financing and enter into contracts; and

(e)to make all other arrangements and do all things which are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

Section 4.15Duties and Conflicts.

(a)The Manager shall devote such time to the Company’s business as it, in its sole discretion, may deem to be necessary or desirable in connection with the Manager’s responsibilities and duties hereunder.

(b)The Manager shall not be liable to the Company or any Member for action or inaction taken in good faith for a purpose that was reasonably believed to be in the best interests of the Company; for losses due to such action or inaction; or for the negligence, dishonesty or bad faith of any employee, broker or other agent of the Company, provided that such employee, broker or agent was selected, engaged or retained with reasonable care. The Manager may consult with counsel and accountants on matters relating to the Company and shall be fully protected and justified in acting in accordance with the advice of counsel or accountants, provided that such counsel or accountants shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 4.2 shall not be construed so as to relieve (or attempt to relieve) any person of any liability incurred (a) as a result of recklessness or intentional wrongdoing, or (b) to the extent that such liability may not be waived, modified or limited under applicable law.

Section 4.16Agency Authority of Manager.  If more than one Manager holds office, then any of them shall be authorized to sign checks, contracts and obligations on behalf of the Company.  Any Manager, acting alone, is authorized to endorse checks, drafts and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts.

Section 4.17Limited Liability.  Except as expressly set forth in this Agreement or required by law, no Manager shall be personally liable for any debt, obligation, or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager of the Company.

Section 4.18Number and Qualifications of Managers.  The authorized number of managers that shall constitute the Managers shall be not less than one (1) nor more than three (3).  Subject to the provisions of the Act and any limitations in the Articles of Organization, the authorized number of managers may be changed from time to time by the Manager.  The exact number of managers shall be fixed from time to time, within the limits specified in this Section 4.5, by the Manager then in office. The number of managers comprising the Manager shall initially be one (1).  A Manager may, but need not, be Members of the Company.

Section 4.19Election and Removal of Manager.

4.19.1The Manager shall be elected by the vote of Members holding not less than a majority of the Class B Interests pursuant to Section 3.10 of this Agreement.  Except as otherwise provided by the Act or the Articles of Organization, each Manager, including a Manager elected to fill a vacancy, shall hold office until such Manager’s death, bankruptcy, mental incompetence, resignation or removal.

4.19.2Any Manager may be removed for Cause upon the vote of not less than a three-quarters majority of the Percentage Interests of the Company as a whole.  For purposes of removal of a Manager, “for Cause” shall mean any of the following:

(a)A Manager is declared insolvent or bankrupt, or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against the other under any provision of the Federal Bankruptcy Act or any amendment thereof which is not removed within sixty (60) days after notice from the Company;

(b)The willful and continued failure of a Manager to substantially perform that party’s customary duties (other than due to such party’s death or incapacity due to physical or mental illness), the reckless disregard of the performance of such party’s duties, or the willful engaging by the breaching party in gross misconduct which is materially injurious to the other party, monetarily or otherwise;

(c)If an individual, the inability of a Manager to perform his duties hereunder by reason of illness, or physical or mental incapacity of any kind, for a period of more than sixty (60) days. If disputed by the Manager, the Manager shall submit to a medical examination by a qualified medical doctor selected by the Company to determine the Manager’s ability to perform his duties; or

(d)Any actions by a Manager causing or resulting in either of the following:

(1)Conviction, whether as a result of a guilty plea, a plea of nolo contendere or a verdict of guilty, of a felony, or of any criminal offense involving moral turpitude such as rape, statutory rape, fraud, embezzlement, gross sexual imposition, theft or offenses of similar import; or

(2)Misrepresentation or false, misleading, inaccurate statements of material facts in connection with the rendering of services as a Manager.

Section 4.20Vacancies; Resignations.

4.20.1A vacancy shall be deemed to exist in case of the death, bankruptcy, mental incompetence, resignation or removal of any Manager, if the authorized number of managers be increased, or if the Members fail, at any meeting of the Members at which any manager or managers are to be elected, to elect the full authorized number of managers to be voted for at that meeting.

4.20.2All Manager vacancies shall be filled by Class B Member Approval.

4.20.3Any Manager may resign effective upon giving thirty (30) days’ written notice to the Members of the Company, unless the notice specifies a later time for the effectiveness of such resignation. A majority of the other managers then in office, or failing such action the Members, shall have power to elect a successor to take office when the resignation is to become effective.

Section 4.21Initial Manager.  The name of the initial Manager, to hold office from and after the date of this Agreement, is Michael Cobb.

Section 4.22Manager May Engage in Other Activities.  The Manager shall have the right to participate in other business ventures of every kind, whether or not such other business ventures compete with the Company. The Manager shall not be obligated to offer to the Company or to Members any opportunity to participate in any such other business venture. Neither the Company nor the Members shall have any right to any income or profit derived from any such other business venture of Manager.

Section 4.23Transactions of Manager with the Company.  Subject to any limitations set forth in this Agreement, Manager may lend money to and transact other business with the Company. Subject to other applicable law, such Manager has the same rights and obligations with respect thereto as a Person who is not a Member or Manager.

Section 4.11 Compensation of Manager. Other than by virtue of Manager's Class B Membership Interest, Manager will receive no salary or direct compensation in his capacity as Manager of the Company.

ARTICLE 5INTERESTS

Section 5.1Interests.  The Interest of each Member in the Company shall be as set forth in Exhibit “2” hereto, subject to the Preferred Allocation schedule contained in Exhibit “4.”

Section 5.2Capital Accounts.  A Capital Account shall be maintained for each Member on the books of the Company.  Each Member’s Capital Account shall be credited with the amount of any capital contribution made by such Member pursuant to Sections 6.1 and 6.4 and shall be adjusted appropriately to take into account all items of income, gain, loss or deduction allocated to each Member pursuant to Article 7 hereof and all distributions to each Member pursuant to Article 8 hereof. A single Capital Account shall be maintained for each Member (regardless of the class of Interests owned by such Member and regardless of the time or manner in which such Interests were acquired) in accordance with the capital accounting rules of Section 704(b) of the Code and the regulations thereunder (including without limitation Section 1.704-1(b)(2)(iv) of the Income Tax Regulations).  In general, under such rules, a Member’s Capital Account shall be:

(a)increased by (i) the amount of money contributed by the Member to the Company (including the amount of any Company liabilities that are assumed by such Member other than in connection with distribution of Company property), (ii) the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that under Section 752 of the Code the Company is considered to assume or take subject to), and (iii) allocations to the Member of Company income and gain (or item thereof), including income and gain exempt from tax; and

(b)decreased by (i) the amount of money distributed to the Member by the Company (including the amount of such Member’s individual liabilities that are assumed by the Company other than in connection with contribution of property to the Company), (ii) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property that under Section 752 of the Code such Member is considered to assume or take subject to), (iii) allocations to the Member of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to capital account, and (iv) allocations to the Member of Company loss and deduction (or item thereof).

(c)Where Section 704(c) of the Code applies to Company property or where Company property is revalued pursuant to paragraph (b)(2)(iv)(t) of Section 1.704-1 of the Income Tax Regulations, each Member’s Capital Account shall be adjusted in accordance with paragraph (b)(2)(iv)(g) of Section 1.704-1 of the Income Tax Regulations as to allocations to the Members of depreciation, depletion, amortization and gain or loss, as computed for book purposes with respect to such property.

(d)When Company property is distributed in kind (whether in connection with liquidation and dissolution or otherwise), the Capital Accounts of the Members shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Account previously) would be allocated among the Members if there were a taxable disposition of such property for the fair market value of such property (taking into account Section 7701(g) of the Code) on the date of distribution.

(e)The Manager shall direct the Company’s accountants to make all necessary adjustments in each Member’s Capital Account as required by the capital accounting rules of Section 704(b) of the Code and the regulations thereunder.

Section 5.3Return of Capital. No Member shall be liable for the return of the capital contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the assets of the Company.  No Member shall be entitled to withdraw any part of such Member’s Capital Contributions or Capital Account, to receive interest on such Member’s Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under the Act as then in effect.

Section 5.4Liability. Except as otherwise provided by the Act or this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. Except as otherwise expressly required by law, a Member, in such Member’s capacity as such, shall have no liability in excess of (i) such Member’s share of any assets and undistributed profits of the Company, (ii) such Member’s obligations to make other payments expressly provided for in this Agreement (excluding the obligation to make capital contributions to the Company hereunder which shall be an obligation strictly among and enforceable by the Members, and no third party shall be a third-party beneficiary thereof), and (iii) the amount of any distributions wrongfully distributed to such Member.

ARTICLE 6CAPITAL CONTRIBUTIONS AND LOANS

Section 6.1Initial Capital Contributions. Each Member shall make the initial capital contributions to the Company (each, an “Initial Capital Contribution”), in accordance with the amounts set forth on Exhibit “1” hereto, as amended from time to time.  Upon the making of such contributions, such amounts shall be credited to the Members’ respective Capital Accounts. Each Member understands and assumes the risk of investing in the Company and shall be without recourse, including against the Company’s assets, should he lose his investment.

The Manager shall have discretion as to the date at which the subscriptions for Class A and B Interests shall be closed.

Section 6.2Non-Member Loans to the Company. The Company may obtain such further funds as it requires for its operations from sources and on terms, which are acceptable to the Manager, subject to the restrictions herein contained. Neither the Company nor any Member shall have any personal liability as a result of any such borrowing unless any of the Members shall agree in writing to be personally liable.

Section 6.3Member Loans to the Company. In the event that the Company shall require funds in order to carry out the purposes of the Company and such funds shall not be available from either prior capital contributions of the Members or the proceeds of a third-party loan to the Company, then with consent of the Manager and subject to the restrictions hereof, any Member may, but shall not be required to, loan to the Company such required funds.  In the event such a loan is made, the same shall not be considered an increase in the Member’s Capital Account or an increase in such Member’s share of the profits.  Each such loan shall be without recourse and shall be upon such terms as shall be agreed to by the lending Member and shall be evidenced by a promissory note duly executed by the Manager on behalf of the Company and delivered to the lending Member.

Section 6.4Additional Capital Contributions.

6.4.1If the Manager at any time or from time to time determines that the Company requires Additional Capital Contributions, then the Manager shall give notice to each Member of (i) the total amount of additional Capital Contributions required, (ii) the reason the additional Capital Contribution is required, (iii) each Member's proportionate share of the total additional Capital Contribution (determined in accordance with this Section), and (iv) the date each Member's Additional Capital Contribution is due and payable, which date shall be no less than ten (10) days after the notice has been given. A Member's share of the total Additional Capital Contribution shall be equal to the product obtained by multiplying the Member's Percentage Interest and the total Additional Capital Contribution required. Each Member's share of the Additional Capital Contribution shall be payable in cash or by certified check, or wire transfer.

6.4.2Notwithstanding anything herein to the contrary, no Member shall be required to make any Additional Capital Contribution to the Company.

6.4.3If a Member fails to pay when due all or any portion of any Additional Capital Contribution required under Section 6.4.1 (each, a “Non-Contributing Member”), then each Member other than any Non-Contributing Member (each, a “Contributing Member”) shall have the right, but not the obligation, to contribute to the Company (in addition to its initial pro rata share of the Additional Capital Contribution) its pro rata portion of those amounts that the Non-Contributing Member fails to contribute (the “Remaining Contribution”), and the Manager shall have the right to re-allocate the Percentage Interests based on the then Capital Contributions made by the Contributing Members and Non-Contributing Members.

6.4.4Each Member shall receive a credit to his/her/its Capital Account in the amount of any Additional Capital Contribution which he/she/it makes to the Company and shall receive such other rights as have been approved by the Manager in connection with such Additional Capital Contribution in accordance with the terms of this Agreement.

6.4.5Immediately following any Additional Capital Contribution, the Percentage Interests of the Members may be adjusted if the Manager determines that the Percentage Interests of the Members are to be altered as a result of the Additional Capital Contribution, and Exhibit “1” shall be revised to reflect any such Additional Capital Contribution and any such adjustment of the Percentage Interests of the Members. Any revision of Exhibit “1” in accordance with the preceding sentence shall require only the consent of the Manager (and not any consent of the Members).

6.4.6In the event any Remaining Contribution is not fully satisfied by Additional Capital Contributions of the Contributing Members, the Manager may, but shall not be required to, contribute to the Company the amount required to satisfy the Remaining Contribution as a loan (a “Contribution Loan”) to the Non-Contributing Member. The Manager shall have the option of obtaining a third-party loan, using its own funds, or using existing equity in the Company to fund the proceeds for any such Contribution Loan. Such Contribution Loan shall not be treated as a Capital Contribution by the Non-Contributing Member or entitle the Non-Contributing Member to an increase in its Percentage Interest. The Contribution Loan (or Contribution Loans if more than one), shall each be deemed a loan owing by the Non-Contributing Member to the Company or the Manager, as applicable. The Contribution Loan shall be repayable only out of the Net Cash Flow otherwise distributable to the Non-Contributing Member which shall be paid directly to the Company or the Manager, as the case may be and, if more than one, then in proportion to the amounts of their Contribution Loans, until such Company’s or the Manager’s Contribution Loan or Contribution Loans, as the case may be, and accrued and unpaid interest thereon have been paid in full. The Contribution Loan shall bear interest at lower of 18% per annum or the maximum rate permitted by law and shall be on such other terms as the Manager and the Non-Contributing Member agree.  Such Member or Members making additional Capital Contributions shall receive a Capital Account credit for each such additional Capital Contribution at the time and in the amount that such contribution is made, and Exhibit “1” shall be adjusted accordingly.

ARTICLE 7ALLOCATION OF PROFITS AND LOSSES; TAX AND ACCOUNTING MATTERS

Section 7.1Allocations. Each Member’s distributive share of income, gain, loss, deduction or credit (or items thereof) of the Company as shown on the annual federal income tax return prepared by the Company’s accountants or as finally determined by the United States Internal Revenue Service or the courts, and as modified by the capital accounting rules of Section 704(b) of the Code and the Income Tax Regulations thereunder, as applicable, shall be determined as follows:

7.1.1Allocations. Except as otherwise provided in this Section 7.1:

(a)items of income, gain, loss, deduction or credit (or items thereof) shall be allocated among the Members in proportion to their Percentage Interests as set forth in Exhibit “2” and subject to the Preferred Allocation schedule contained in Exhibit “4”, except that items of loss or deduction allocated to any Member pursuant to this Section 7.1 with respect to any taxable year shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have a deficit balance in his or its Capital Account at the end of such year, computed in accordance with the rules of paragraph (b)(2)(ii)(d) of Section 1.704-1 of the Income Tax Regulations. Any such items of loss or deduction in excess of the limitation set forth in the preceding sentence shall be allocated as follows and in the following order of priority:

(1)first, to those Members who would not be subject to such limitation, in proportion to their Percentage Interests; and

(2)second, any remaining amount to the Members in the manner required by the Code and Income Tax Regulations.

(b)items of income and gain (or items thereof) shall be first allocated to the Class A Members in the same manner that losses were allocated pursuant to Section 7.1.1 (a) in order to reverse any loss allocations.

Subject to the provisions of subsections 7.1.2 – 7.1.11, inclusive, of this Agreement, the items specified in this Section 7.1 shall be allocated to the Members as necessary to eliminate any deficit Capital Account balances and thereafter to bring the relationship among the Members’ positive Capital Account balances in accord with their pro rata interests.

7.1.2Allocations With Respect to Property.  Solely for tax purposes, in determining each Member’s allocable share of the taxable income or loss of the Company, depreciation, depletion, amortization and gain or loss with respect to any contributed property, or with respect to revalued property where the Company’s property is revalued pursuant to paragraph (b)(2)(iv)(f) of Section 1.704-1 of the Income Tax Regulations, shall be allocated to the Members in the manner (as to revaluations, in the same manner as) provided in Section 704(c) of the Code. The allocation shall take into account, to the full extent required or permitted by the Code, the difference between the adjusted basis of the property to the Member contributing it (or, with respect to property which has been revalued, the adjusted basis of the property to the Company) and the fair market value of the property determined by the Members at the time of its contribution or revaluation, as the case may be.

7.1.3Minimum Gain Chargeback.  Notwithstanding anything to the contrary in this Section 7.1, if there is a net decrease in Company Minimum Gain or Company Nonrecourse Debt Minimum Gain (as such terms are defined in Sections 1.704-2(b) and 1.704-2(i)(2) of the Income Tax Regulations, but substituting the term “Company” for the term “Partnership” as the context requires) during a Company taxable year, then each Member shall be allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in the manner provided in Section 1.704-2 of the Income

Tax Regulations. This provision is intended to be a “minimum gain chargeback” within the meaning of Sections 1.704-2(f) and 1.704-2(i)(4) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

7.1.4Qualified Income Offset.  Subject to the provisions of subsection 7.1.3, but otherwise notwithstanding anything to the contrary in this Section 7.1, if any Member’s Capital Account has a deficit balance in excess of such Member’s obligation to restore such Member’s Capital Account balance, computed in accordance with the rules of paragraph (b)(2)(ii)(d) of Section 1.704-1 of the Income Tax Regulations, then sufficient amounts of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate such deficit as quickly as possible.  This provision is intended to be a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

7.1.5Depreciation Recapture.  Subject to the provisions of Section 704(c) of the Code and subsections 7.1.2 – 7.1.4, inclusive, of this Agreement, gain recognized (or deemed recognized under the provisions hereof) upon the sale or other disposition of Company property, which is subject to depreciation recapture, shall be allocated to the Member who was entitled to deduct such depreciation.

7.1.6Loans.  If and to the extent any Member is deemed to recognize income as a result of any loans pursuant to the rules of Sections 1272, 1273, 1274, 7872 or 482 of the Code, or any similar provision now or hereafter in effect, any corresponding resulting deduction of the Company shall be allocated to the Member who is charged with the income. Subject to the provisions of Section 704(c) of the Code and subsections 7.1.2 – 7.1.4, inclusive, of this Agreement, if and to the extent the Company is deemed to recognize income as a result of any loans pursuant to the rules of Sections 1272, 1273, 1274, 7872 or 482 of the Code, or any similar provision now or hereafter in effect, such income shall be allocated to the Member who is entitled to any corresponding resulting deduction.

7.1.7Tax Credits.  Tax credits shall generally be allocated according to Section 1.704-1(b)(4)(ii) of the Income Tax Regulations or as otherwise provided by law. Investment tax credits with respect to any property shall be allocated to the Members pro rata in accordance with the manner in which Company profits are allocated to the Members under subsection 7.1.1 hereof, as of the time such property is placed in service. Recapture of any investment tax credit required by Section 47 of the Code shall be allocated to the Members in the same proportion in which such investment tax credit was allocated.

7.1.8Change of Pro Rata Interests.  Except as provided in subsections 7.1.6 and 7.1.7 hereof or as otherwise required by law, if the proportionate interests of the Members in the Company are changed during any taxable year, all items to be allocated to the Members for such entire taxable year shall be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change according to the number of days in each such portion, and the items so allocated for each such portion shall be allocated to the Members in the manner in which such items are allocated as provided in section 7.1.1 during each such portion of the taxable year in question.

7.1.9Effect of Special Allocations on Subsequent Allocations.  Any special allocation of income or gain pursuant to subsections 7.1.3 or 7.1.4 hereof shall be taken into account in computing subsequent allocations of income and gain pursuant to this Section 7.1 so that the net amount of all such allocations to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 7.1 if such special allocations of income or gain under subsection 7.1.3 or 7.1.4 hereof had not occurred.

7.1.10Nonrecourse and Recourse Debt.  Items of deduction and loss attributable to Member nonrecourse debt within the meaning of Section 1.7042(b)(4) of the Income Tax Regulations shall be allocated to the Members bearing the economic risk of loss with respect to such debt in accordance with Section 1704-2(i)(l) of the Income Tax Regulations. Items of deduction and loss attributable to recourse liabilities of the Company, within the meaning of Section 1.752-2 of the Income Tax Regulations, shall be allocated among the Members in accordance with the ratio in which the Members share the economic risk of loss for such liabilities.

7.1.11State and Local Items.  Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purposes shall be allocated to and among the Members in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section 7.1.

Section 7.2Accounting Matters.  The Manager shall cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Company on a calendar-year basis and using such cash, accrual, or hybrid method of accounting as in the judgment of the Manager is most appropriate; provided, however, that books and records with respect to the Company’s Capital Accounts and allocations of income, gain, loss, deduction or credit (or item thereof) shall be kept under U.S. federal income tax accounting principles as applied to partnerships.

Section 7.3Fiscal Year.  The Company’s fiscal year shall begin on January 1st and end on December 31st. The Manager may at any time elect a different fiscal year if permitted by the Code and applicable regulations of the United States Treasury.

Section 7.4Tax Status and Returns.

7.4.1The Company shall file as a partnership for Federal income tax purposes. Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby recognizes that the Company may be subject to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

7.4.2The Manager shall prepare or cause to be prepared all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority and shall make timely filing thereof. Within ninety (90) days after the end of each calendar year, the Manager shall prepare or cause to be prepared and delivered to each Member a report setting forth in reasonable detail the information with respect to the Company during such calendar year reasonably required to enable each Member to prepare such Member’s federal, state and local income tax returns in accordance with applicable law then prevailing.

7.4.3Unless otherwise provided by the Code or the Income Tax Regulations thereunder, the Manager shall be the “Tax Matters Member.” The Manager shall make all decisions for the Company relating to tax matters including, without limitation, whether to make any tax elections (including the election under Section 754 of the Code), the positions to be taken on the Company’s tax returns and the settlement, further contest or litigation of any audit matters raised by the Internal Revenue Service or any other taxing authority. The Tax Matters Member shall be the “Tax Matters Partner” for U.S. federal income tax purposes.

ARTICLE 8DISTRIBUTIONS

Section 8.1Distributions.

8.1.1The Manager shall distribute the Net Cash Flow according to the Preferred Allocation schedule attached as Exhibit “4”.  Distributions of Net Cash Flow from operations shall be made on an annual basis.

Section 8.2Form of Distributions.

8.2.1No Member, regardless of the nature of the Member’s Capital Contribution, has any right to demand and receive any distribution from the Company in any form other than money.  No Member may be compelled to accept from the Company a distribution of any asset in kind.

Section 8.3Withholding from Distributions.  To the extent that the Company is required by law to withhold or to make tax or other payments on behalf of or with respect to any Member, the Company may withhold such amounts from any distribution and make such payments as so required. For purposes of this Agreement, any such payments or withholdings shall be treated as a distribution to the Member on behalf of whom the withholding or payment was made.

Section 8.4754 Election.  In the event of a distribution of property to a Member, the death of an individual Member or a transfer of any interest in the Company permitted under the Act or this Agreement, the Company may, in the discretion of the Manager upon the written request of the transferor or transferee, file a timely election under Section 754 of the Code and the Income Tax Regulations thereunder to adjust the basis of the Company’s assets under Section 734(b) or 743(b) of the Code and a corresponding election under the applicable provisions of state and local law, and the person making such request shall pay all costs incurred by the Company in connection therewith, including reasonable attorneys’ and accountants’ fees.

ARTICLE 9TRANSFER AND WITHDRAWAL OF COMPANY INTERESTS

Section 9.1No Transfer. No Member, shareholder (direct or indirect) of a corporate Member, partner (whether general or limited) of a Member which is a partnership (general or limited), member of a Member which is a limited liability company or owner of all or any portion of any other entity which is a Member or which has a beneficial interest, either direct or indirect, in a Member, may sell, assign, transfer, give, hypothecate or otherwise encumber (any such sale, assignment, transfer, gift, hypothecation or encumbrance being hereinafter referred to as a “Transfer”), directly or indirectly, or by operation of law or otherwise, any interest in the Company or in such corporation, partnership or other entity (each an “Intermediary”), except as  hereinafter set forth in this Article 9 or otherwise with the consent of the Manager. Any Transfer of any interest in the Company or an Intermediary in contravention of this Article 9 shall be null and void. No Member, without the prior written consent of the Manager (other than the retiring or withdrawing Member), shall retire or withdraw from the Company, except as a result of such Member’s death, disability, insanity, incompetency or the final adjudication of such Member as a Bankrupt.

Section 9.2Permitted Transfers.

(a)Any Member may, from time to time and in its sole discretion, Transfer its Interest, in whole or in part, to (i) any Affiliate of such Member, or (ii) a living or revocable trust for the benefit of the Member or such Member’s Immediate Family (as hereinafter defined) (a “Family Trust”) so long as the transferring Member is the sole trustee of such Family Trust. As used in this Article 9, the term “Immediate Family” shall mean any spouse, parents, children, including those adopted, siblings and direct descendants and spouses of any of the foregoing, of an individual.  Notwithstanding the foregoing, no Member shall make any Transfer of any of its Interest or permit any indirect Transfer of any of its Interest, that would result in the Company being in breach of its Single Asset Entity obligations set forth in Section 2.4.

(b)Any transferee referred to in clause (a) above shall become a Member of the Company.

(c)In the event that (i) a Member Transfers its Interest, pursuant to this Section 9.2, to a limited liability company controlled by such Member or to a Family Trust, and (ii) at any time thereafter, such Member ceases to control the transferee limited liability company, or such Member ceases to be the sole trustee of the transferee Family Trust (each, a “Triggering Event”), the Company shall have the option to purchase such transferee’s Interest for the fair market value of such Interest determined as of the date of the Triggering Event. The Company shall provide written notice to the transferee of its election to exercise its option to purchase the Interest within sixty (60) days after the

Triggering Event, on which date such option shall expire.  The fair market value of the Interest shall be determined in accordance with the fair market valuation procedure discussed in Section 9.7 hereto.

Section 9.3Succession by Operation of Law.  In the event of the death or incapacity of an individual Member or in the event of the involuntary merger, consolidation, dissolution or liquidation of any Member not an individual, all of such Member’s rights hereunder, including such Member’s Interest, shall, subject to the remaining provisions of this Article 9, pass to such Member’s personal representative, heir or distributee, in the case of an individual Member, or to such Member’s legal successor, in the case of any Member not an individual.  Upon and contemporaneously with any such transfer of a Member’s Interest by operation of law, the Company shall purchase from the transferee of such Interest, and the transferee shall sell to the Company for a purchase price of $1 for each percentage of the Interest transferred, all rights and interests of the transferee in the Company, other than the right to its share of the Company’s distributions and allocations, including such transferee’s right, if any, to vote and participate in the management of the Company, except those rights that cannot be waived by an assignee of an economic interest in the Company pursuant to the Act.

Section 9.4New Members.  Notwithstanding Section 9.2 hereof, no person or entity, not then a Member, shall become a Member hereunder under any of the provisions hereof unless such person or entity shall expressly assume and agree to be bound by all of the terms and conditions of this Agreement.  Each such person or entity shall also cause to be delivered to the Company, at his or its sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Manager, to the effect that (a) the contemplated Transfer of such Company Interest to such person or entity does not violate any applicable securities law, (b) that such person or entity has the legal right, power and capacity to own the Interest, and (c) that the contemplated Transfer will not cause a termination of the Company within the meaning of Section 708 of the Code or that such termination would not have material adverse tax consequences for the non-transferring Members. All reasonable costs and expenses incurred by the Company in connection with any Transfer of an Interest and, if applicable, the admission of a person or entity as a Member hereunder, shall be paid by the transferor. Upon compliance with all provisions hereof applicable to such person or entity becoming a Member, all other Members agree to execute and deliver such amendments hereto as are necessary to constitute such person or entity a Member of the Company.

Section 9.5Rights of New Members.  Notwithstanding anything to the contrary in this Agreement, (a) a transferee of a Member’s Interest in the Company pursuant to a Transfer under this Article 9 (other than pursuant to Section 9.2 hereof) shall be admitted to the Company as a Member with respect to such Member’s Interest only with the written consent of the Manager, it being understood that the giving or withholding of such consent shall be within the sole and absolute discretion of the Manager, (b) until and unless such transferee is admitted as a Member, such transferee shall be entitled to its share of the Company’s distributions and allocations but shall not have any other rights or privileges of a Member, except as otherwise required by this Agreement or the Act, and (c) until and unless such transferee is admitted as a Member, the transferor shall not cease to be a Member of the Company and shall continue to be a Member until such time as the transferee is admitted as a Member under this Agreement.

Section 9.6Right of First Refusal. Except for Transfers permitted by Section 9.2, each time a Member proposes to Transfer all or any part of its, his or her Interest, such Member shall first offer such Interest to the Company and the non-transferring Members in accordance with the following provisions:

(a)Such Member shall deliver a written notice to the Manager stating (i) such Member’s bona fide intention to Transfer such Interest, (ii) the name and address of the proposed transferee, (iii) the Interest to be Transferred, and (iv) the purchase price and terms of payment for which the Member proposes to Transfer such Interest.

(b)Within ten (10) days after receipt of the notice described in Section (a), the Manager shall notify the transferring Member in writing of its desire to purchase a portion of the Interest being so Transferred. The failure of the Manager to submit a notice within the applicable period shall constitute an election on the part of the Manager not to purchase any of the Interest which may be so Transferred.  In the event the Manager elects to purchase none or less than all of the transferring Member’s Interest, then the Manager shall provide the non-transferring member with a copy of the notice described in Section (a) and the other Members can elect to purchase pursuant to Section 9.6 (c) below.

(c)Within twenty (20) days after receipt of the notice described in Section (a), each non-transferring Member shall notify the transferring Member in writing of its, his or her desire to purchase a portion of the Interest being so Transferred. The failure of any Member to submit a notice within the applicable period shall constitute an election on the part of that Member not to purchase any of the Interest which may be so Transferred. Each Member so electing to purchase shall be entitled to purchase a portion of such Interest in the same proportion that the Interest of such Member bears to the aggregate of the Interests of all of the Members electing to so purchase the Interest being Transferred. In the event any Member elects to purchase none or less than all of its, his or her pro rata share of such Interest, then the other Members can elect to purchase more than their pro rata share.

(d)Within sixty (60) days after receipt of the notice described in Section (a), first the Manager and then the Members electing to purchase such Interest shall have the first right to purchase or obtain such Interest upon the price and terms of payment designated in such notice.  If such notice provides for the payment of non-cash consideration, the Manger, and if not the Manager, such purchasing Members each may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered.

(e)If the Manager and/or the other Members elect not to purchase all of the Interest designated in such notice, then the transferring Member may Transfer the Interest described in the notice to the proposed transferee, providing such Transfer (i) is completed within thirty (30) days after the expiration of the Manager’s and the other Members’ right to purchase such Interest, (ii) is made at the price and terms designated in such notice, and (iii) the requirements hereof relating to consent of Members, securities and tax requirements are met.  If such Interest is not so Transferred, the transferring

Member must give notice in accordance with this Section prior to any other or subsequent Transfer of such Interest.

Section 9.7Fair Market Value Procedures.  The Fair Market Value of the Interest shall be determined by either:

(a)the Interest’s fair market value as agreed upon by the transferring and acquiring Party; or

(b)if the transferring and acquiring Party cannot agree on the fair market value, each party, at their own expense, shall select a business valuation appraiser and the average valuation shall be used, subject to Section 9.7 (c).

(c) in the event that either Party is not satisfied with the average valuation obtained pursuant to Section 9.7 (b), then the two selected business valuation appraisers shall select a third independent business valuation appraiser who shall determine the fair market value of the Interest.  The appraisal cost of the third independent business valuation appraiser shall be paid equally by the Parties.

ARTICLE 10BOOKS AND RECORDS; RESERVES

Section 10.1On reasonable notice, a member may inspect and copy during regular business hours, at a reasonable location specified by the Company, any record maintained by the Company regarding the Company’s activities, financial condition and other circumstances, to the extent the information is material to the member’s rights and duties under the operating agreement or this chapter;

Section 10.2.The Company shall furnish to each member:

(a) On demand, any information concerning the Company’s activities, financial condition and other circumstances which the Company knows and is material to the proper exercise of the member’s rights and duties under the operating agreement or this chapter, except to the extent the Company can establish that it reasonably believes the member already knows the information;

(b) On demand, any other information concerning the Company’s activities, financial condition and other circumstances, except to the extent the demand or information demanded is unreasonable or otherwise improper under the circumstances.

Section 10.3During regular business hours and at a reasonable location specified by the company, a member may obtain from the company and inspect and copy full information regarding the activities, financial condition and other circumstances of the company as is just and reasonable if:

(a) The member seeks the information for a purpose material to the member’s interest as a member;

(b) The member makes a demand in a record received by the company, describing with reasonable particularity the information sought and the purpose for seeking the information; and

(c) The information sought is directly connected to the member’s purpose.

Section 10.4Reserves. The Manager shall establish reserves by deducting from income such amounts as it shall deem advisable.

Section 10.5Filings.  The Manager, at the Company’s expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Manager, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to or restatements of, the Articles of Organization and all reports required to be filed by the Company with those entities under the Act or other then-current applicable laws, rules and regulations. If a Manager is required by the Act to execute or file any document fails, after demand, to do so within a reasonable period of time or refuses to do so, any other Manager or Member may prepare, execute and file that document with the Wyoming Secretary of State.

Section 10.6Bank Accounts. The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

ARTICLE 11TERMINATION

Section 11.1Dissolution.  Subject to the provisions of the Act or the Articles of Organization, the Company shall be dissolved and its affairs wound up upon the first to occur of the following:

11.1.1Upon the sale of all or substantially all of the assets of the Company and the receipt of all consideration therefore; or

11.1.2The entry of a decree of judicial dissolution.

Section 11.2Termination.  In all cases of dissolution of the Company, the Members shall wind up the business of the Company and terminate the Company as promptly as practicable thereafter.

ARTICLE 12INDEMNIFICATION AND INSURANCE

Section 12.1Indemnification.  Neither the Managers, nor its shareholders, officers, directors, employees or agents, shall have any liability whatsoever to the Company or to any Member for any loss suffered by the Company or any Member which arises out of any action or inaction of the Managers or any of its shareholders, officers, directors, employees or agents, so long as the Managers or such other Person, in good faith, determined that such course of conduct was in the best interests of the Company and did not constitute fraud, bad faith or willful misconduct. The Managers and its shareholders, officers, directors, employees and agents and the employees and agents of the Company shall be entitled to be indemnified and held harmless by the Company, at the expense of the Company, against any loss, expense, claim or liability (including reasonable attorneys’ fees, which shall be paid as incurred) resulting from the assertion of any claim or legal proceeding relating to the performance or nonperformance of any act concerning the activities of the Company, including claims or legal proceedings brought by a third- party or by Members, on their own behalf or as a Company derivative suit, so long as the party to be indemnified determined in good faith that such course was in the best interests of the Company and did not constitute fraud, bad faith or willful misconduct; provided, that any such indemnity shall be paid solely from the assets of the Company.

Section 12.2Insurance.  Nothing herein shall prohibit the Company from paying in whole or in part the premiums or other charge for any type of indemnity insurance in which the Managers or other agents or employees of the Managers or the Company are indemnified or insured against liability or loss arising out of their actual or asserted misfeasance or nonfeasance in the performance of their duties or out of any actual or asserted wrongful act against, or by, the Company including, but not limited to, judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom.

ARTICLE 13INVESTMENT REPRESENTATIONS; PRIVATE OFFERING EXEMPTION

Each Member, by such Member’s execution of this Agreement, hereby represents and warrants to, and agrees with, the Manager, the other Members and the Company as follows:

Section 13.1Investment Intent.  Such Member is acquiring the Interest for investment purposes for such Member’s own account only and not with a view to or for sale in connection with any distribution of all or any part of the Interest.

Section 13.2Economic Risk. Such Member is financially able to bear the economic risk of such Member’s investment in the Company, including the total loss thereof.

Section 13.3No Registration of Units. Such Member acknowledges that the Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under any state securities law or under the laws of any other jurisdiction, in reliance, in part, on such Member’s representations, warranties and agreements herein.

Section 13.4No Obligation to Register. Such Member represents, warrants and agrees that the Company and the Manager is under no obligation to register or qualify the Interests under the Securities Act or under any state securities law or under the laws of any other jurisdiction, or to assist such Member in complying with any exemption from registration and qualification.

Section 13.5No Disposition in Violation of Law. Without limiting the representations set forth above, and without limiting Article 9 of this Agreement, such Member will not make any disposition of all or any part of the Interests which will result in the violation by such

Member or by the Company of the Securities Act or any other applicable securities laws. Without limiting the foregoing, each Member agrees not to make any disposition of all or any part of the Interests unless and until:

13.5.1there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or

13.5.2such Member has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Manager, such Member has furnished the Company with a written opinion of legal counsel, reasonably satisfactory to the Company, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law or under the laws of any other jurisdiction.

Section 13.6Financial Estimate and Projections.  That it understands that all projections and financial or other materials which it may have been furnished are not based on historical operating results, because no reliable results exist, and are based only upon estimates and assumptions which are subject to future conditions and events which are unpredictable and which may not be relied upon in making an investment decision.

ARTICLE 14DEFAULTS AND REMEDIES

Section 14.1Defaults. If a Member materially defaults in the performance of his or its obligations under this Agreement, and such default is not cured within ten (10) business days after written notice of such default is given by a Manager to the defaulting Member for a default that can be cured by the payment of money, or within thirty (30) calendar days after written notice of such default is given by a Manager to the defaulting Member for any other default, then the non-defaulting Members shall have the rights and remedies described in Section 14.2 hereunder in respect of the default.

Section 14.2Remedies.  If a Member fails to perform his or its obligations under this Agreement, the Company and the non-defaulting Members shall have the right, in addition to all other rights and remedies provided herein, on behalf of himself or itself, the Company or the Members, to bring the matter to arbitration pursuant to Section 15.8. The award of the arbitrator in such a proceeding may include, without limitation, an order for specific performance by the defaulting Member of his or its obligations under this Agreement, or an award for damages for payment of sums due to the Company or to a Member.

ARTICLE 15MISCELLANEOUS

Section 15.1Entire Agreement. This Agreement, and the exhibits hereto, constitute the entire agreement among the Manager and the Members with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No party hereto shall be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein.

Section 15.2Further Assurances. Each Manager and Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

15.2.1Amendments. This Agreement may be amended only by the affirmative vote, in a writing duly executed, of a Majority of the Percentage Interests of each outstanding class of the Members, except clerical or ministerial amendments that may be approved by written consent of Members holding not less than a majority of the Percentage Interests of all classes voting together as a single class.

15.2.2The Articles of Organization may only be amended by the affirmative vote of all the Members. Any such amendment shall be in writing and shall be executed and filed in accordance with the Act.

Section 15.3No Waiver. No consent or waiver, express or implied, by the Company or a Member to or of any breach or default by the Manager or any Member in the performance by the Manager or such Member of his, her or its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by that or any other Manager or Member. Failure by the Company or a Member to complain of any act or omission to act by the Manager or any Member, or to declare such Manager or Member in default, irrespective of how long such failure continues, shall not constitute a waiver by the Company or such Member of his, her or its rights under this Agreement.

Section 15.4Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

Section 15.5Severability. If one or more provisions of this Agreement are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed here from, and the balance of this Agreement shall be enforceable in accordance with its terms.

Section 15.6Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of Wyoming.

Section 15.7Dispute Resolution. In the event of any dispute or disagreement between the parties hereto as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of any party, shall be referred to representatives of the parties for decision.  The representatives shall promptly meet in a good faith effort to resolve the dispute.  If the representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, any controversy, dispute or claim arising out of or relating in any way to this Agreement or the transactions arising hereunder shall be settled exclusively by arbitration in Johnson County, Wyoming. Such arbitration shall be administered by JAMS in accordance with its then prevailing expedited rules, by one independent and impartial arbitrator selected in accordance with such rules.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq.  The fees and expenses of JAMS and the arbitrator shall be shared equally by the parties to the dispute and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced and the reasonable fees and expenses of attorneys, accountants and other experts) to the prevailing party.  No pre-arbitration discovery shall be permitted, except that the arbitrator shall have the power in his sole discretion, on application by any party, to order pre-arbitration examination solely of those witnesses and documents that any other party intends to introduce in its case-in-chief at the arbitration hearing.  The parties shall instruct the arbitrator to render such arbitrator’s award within thirty (30) calendar days following the conclusion of the arbitration hearing. The arbitrator shall not be empowered to award to any party any damages of the type not permitted to be recovered under this Agreement in connection with any dispute between or among the parties arising out of or relating in any way to this Agreement or the transactions arising hereunder, and each party hereby irrevocably waives any right to recover such damages. Notwithstanding anything to the contrary provided in this Section 15.8 and without prejudice to the above procedures, any party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such party’s request for temporary relief.  The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.  The decision of the arbitrator shall be in writing and shall set forth findings of fact and conclusions of law.

Section 15.8Notices.  Unless otherwise provided in this Agreement, any notice or other communication herein required or permitted to be given shall be in writing and shall be given by electronic communication, hand delivery, registered or certified mail, with proper postage prepaid, return receipt requested, or courier service regularly providing proof of delivery, addressed to the party hereto as provided as follows:

15.8.1all communications intended for the Company shall be sent to its principal executive office to the attention of the Manager;

15.8.2all communications intended for a Member shall be sent to the address of such Member set forth in Exhibit “1” to this Agreement, or such other address as such Member shall have provided to the Company for such purpose by notice served in accordance with this Section 15.9; and

15.8.3all communications intended for the Manager shall be sent to the address of the Manager set forth in Exhibit “3” to this Agreement, or such other address as the Manager shall have provided to the Members for such purpose by notice served in accordance with this Section 15.9.

All notices shall be sent as aforesaid or at any other address of which any of the foregoing shall have notified the others in any manner prescribed in this Section 15.9. For all purposes of this Agreement, a notice or communication will be deemed effective:

(a)if delivered by hand or sent by courier, on the day it is delivered unless that day is not a day upon which commercial banks are open for business in the city specified (a “Local Business Day”) in the address for notice provided by the recipient, or if delivered after the close of business on a Local Business Day, then on the next succeeding Local Business Day;

(b)if sent by facsimile transmission, on the date transmitted, provided oral or written confirmation of receipt is obtained by the sender, unless the transmission and confirmation date is not a Local Business Day, in which case on the next succeeding Local Business Day; and

(c)if sent by registered or certified mail, on the fifth (5th) Local Business Day after the date of mailing.

Section 15.9Titles and Subtitles.  The titles of the sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement.

Section 15.10Currency.  Unless otherwise specified, all currency amounts in this Agreement refer to the lawful currency of the United States of America.

Section 15.11Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and facsimile signatures shall be deemed originals.

Section 15.12Preparation of Agreement.  This Agreement has been prepared by Premier Law Group (the “Law Firm”), counsel for the Company and the Manager in the course of its representation, and:

i.The Members have been advised by the Law Firm that a conflict of interest exists among the Members’ individual interests; and

ii.The Members have been advised by the Law Firm to seek the advice of independent counsel; and

iii.The Members have been represented by independent counsel or have had the opportunity to seek such representation; and

iv.The Law Firm has not given any advice or made any representations to the members with respect to the tax consequences of this agreement; and

v.The Members have been advised that the terms and provisions of this Agreement may have tax consequences and the Members have been advised by the Law Firm to seek independent counsel with respect thereto; and

vi.The Members have been represented by independent counsel or have had the opportunity to seek such representation with respect to the tax consequences of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company’s Manager and the Members hereby execute this Operating Agreement as of the date first above written.

CLASS A MEMBERMANAGER

Michael Cobb

___________________________

By: ____________________________
      Michael Cobb

CLASS B MEMBER

By: ____________________________
      Michael Cobb

EXHIBIT “1”

Names, Addresses and Capital Contributions of Members

Class A Members

Name	Address	Capital Contribution

Class B Member

Name	Address	Capital Contribution
Michael Cobb	30 N Gould Street, STE R Sheridan, WY 82801	$100

EXHIBIT “2”

Percentage Interests

Class	Percentage Interest
Class A Members	The Percentage Interest of the Class A Members shall be Ninety-Nine Percent (99%)
Class B Members	The Percentage Interest of the Class B Members shall be One Percent (1%)

EXHIBIT “3”

Initial Manager

NameAddress

Michael Cobb30 N Gould Street, STE R

Sheridan, WY 82801

EXHIBIT “4”

Preferred Allocations and Distributions

Preferred Allocations and Distributions of Net Cash From Operations

Net Cash Flow from operations shall be paid one hundred percent (100%) to the Class A Members, in proportion to their respective Percentage Interests.

Net Proceeds from Liquidating Sale.

The Net Cash Flow to the Company as a result of any liquidating sale, after payment of debts, fees and establishment of necessary reserves, shall be paid one hundred percent (100%) to the Class A Members.

EXHIBIT B

PROSPECTIVE PURCHASER QUESTIONNAIRE